Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On January 1, 2026, Bank First Corporation (“BFC” or the “Company”) completed its previously announced merger (the “Merger”) with Centre 1 Bancorp, Inc. (“Centre”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 17, 2025, by and between BFC and Centre.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of BFC and Centre after giving effect to the Merger, including the Merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, Centre’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of BFC. Any difference between the purchase price for Centre and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by BFC in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of BFC issued after the acquisition will reflect the results attributable to the acquired operations of Centre beginning on the date of completion of the acquisition.

The unaudited pro forma combined consolidated balance sheet as of December 31, 2025 is presented as if the Merger had been consummated on December 31, 2025. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2025 are presented as if the Merger had been consummated occurred on January 1, 2025.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined condensed financial information to give effect to the pro forma events that are (i) directly related to the Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined condensed statement of income, expected to have a continuing effect on the results of the combined company. The unaudited pro forma combined condensed financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger. The following unaudited pro forma combined condensed financial information gives effect to the Merger and includes adjustments for the following:

•	certain reclassifications to conform historical financial statement presentations between the companies; and

•	application of the acquisition method of accounting under the provisions of topic ASC 805, “Business Combinations,” to reflect merger consideration of approximately $168.8 million in exchange for all outstanding shares of Centre common stock.

The following unaudited pro forma combined condensed financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The unaudited pro forma combined consolidated financial statements should be read together with:

•	BFC’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2025, included in BFC’s Annual Report on Form 10-K for the year ended December 31, 2025; and

•	Centre’s audited consolidated financial statements and accompanying notes as of the year ended December 31, 2025, which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

BANK FIRST CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET (in Thousands)

AS OF DECEMBER 31, 2025

	Bank First	Centre 1	Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and Cash equivalents	$243,207	$169,786	$412,993	$(300)	(a)	$412,693
Securities Held-to-Maturity	103,726	8,715	112,441	(6,500)	(b)	105,941
Securities Available-for-Sale	164,422	329,629	494,051	4,007	(b)	498,058
Loans Held for Sale	6,243	818	7,061	-		7,061
Loans Receivable, Net of Unearned Income	3,604,651	999,170	4,603,821	(18,459)	(c)	4,585,362
Allowance for Credit Losses	(44,374)	(12,037)	(56,411)	(789)	(c)	(57,200)
Loans Receivable, Net	3,560,277	987,133	4,547,410	(19,248)	(c)	4,528,162
Premises and Equipment	79,217	17,672	96,889	(2,008)	(d)	94,881
Cash Value of Life Insurance	61,085	35,447	96,532	-		96,532
Goodwill	175,106	24,699	199,805	44,159	(e)	243,964
Core Deposit Intangible, net	16,200	17	16,217	31,893	(f)	48,110
Mortgage Servicing Rights	13,650	3,815	17,465	(62)	(g)	17,403
Other Assets	82,962	25,232	108,194	(617)	(h)	107,577
Total Assets	$4,506,095	$1,602,963	$6,109,058	$51,324		$6,160,382
Liabilities
Noninterest Bearing Deposits	$1,003,076	$316,489	$1,319,565	$-		$1,319,565
Interest Bearing Deposits	2,692,711	1,060,147	3,752,858	(393)	(i)	3,752,465
Total Deposits	3,695,787	1,376,636	5,072,423	(393)		5,072,030
Borrowings	121,966	80,341	202,307	1,433	(j)	203,740
Other Liabilities	44,506	27,810	72,316	-		72,316
Total Liabilities	3,862,259	1,484,787	5,347,046	1,040		5,348,086
Shareholders’ Equity
Total Shareholders’ Equity	643,836	118,176	762,012	50,284	(k)	812,296
Total Liabilities and Shareholders’ Equity	$4,506,095	$1,602,963	$6,109,058	$51,324		$6,160,382

Notes

a.	Reflects the impact of $0.3 million cash consideration for outstanding stock options and partial shares.
b.	Reflects a $2.5 million fair value adjustment to the investment portfolio acquired as well as a change in intent of $6.5 million of securities from held-to-maturity by Centre 1 to available-for-sale by Bank First.
c.	Reflects a fair value adjustments for interest rates and credit quality related to Centre 1’s loan portfolio totaling $31.3 million. $12.8 million of this adjustment was allocated to the allowance for credit losses and $18.5 million was allocated to the book value of the acquired loan portfolio, to be accreted into income over the remaining life of the underlying loans. In addition, the allowance for credit losses which previously existed on Centre 1’s balance sheet is eliminated.
d.	Reflects a $2.0 million fair value adjustment to the property and equipment acquired, thus setting a new cost basis to be depreciated over the useful life of the underlying property and equipment.
e.	It is anticipated that this acquisition will create an additional $68.9 million in goodwill, subject to ongoing impairment analysis. In addition, the goodwill that previously existed on Centre 1’s balance sheet is eliminated.
f.	The acquisition created a $31.9 million in core deposit intangible. We anticipate amortizing this over a ten year period. In addition, the core deposit intangible previously existing on Centre 1’s balance sheet is eliminated.
g.	Reflects the difference in fair value of mortgage servicing rights acquired from the value at which they were carried on Centre 1’s balance sheet.
h.	Reflects the adjustment of certain other assets which carried nominal value to Bank First after the acquisition.
i.	Reflects a $0.4 million fair value adjustment related to Centre 1’s time deposits based on current interest rates.
j.	Reflects a $1.4 million fair value adjustment on borrowings assumed from Centre 1 for changes in interest rates from origination of the debt to the acquisition date.
k.	Reflects the equity impact of the fair value adjustments required by accounting rules.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED INCOME STATEMENT (in Thousands, except share and per share amounts)
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2025

	Bank First	Centre 1	Pro Forma Adjustments		Pro Forma Combined
Interest Income	$221,715	$65,161	$5,435	(a)	$292,311
Interest Expense	(70,057)	(23,764)	122	(b)	(93,699)
Net Interest Income	151,658	41,397	5,557		198,612
Provision for Loan Losses	(1,250)	(219)	-		(1,469)
Noninterest Income	22,220	12,862	-		35,082
Noninterest Expense (e)	(84,458)	(53,073)	(6,919)	(c), (d)	(144,450)
Income before Income Tax Expense	88,170	967	(1,362)		87,775
Income Tax Expense	(16,674)	863	286	(f)	(15,525)
Net Income	$71,496	$1,830	$(1,076)		$72,250

Weighted average common shares outstanding (basic)	9,892,125	1,504,324	1,382,940	(g)	11,275,065

Basic earnings per common share	$7.23	$1.22			$6.41

Weighted average common shares outstanding (diluted)	9,867,132	1,506,518	1,382,940	(g)	11,250,072

Diluted earnings per common share	$7.23	$1.22			$6.42

Notes

a.	Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans and investments.
b.	Adjustment to interest expense is based on accretion of the fair market valuation of time deposits and other borrowings recognized over the remaining life of the instruments.
c.	Estimate of $5.8 million in amortization of the core deposit intangible based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.
d.	Represents $6.6 million of pre-close merger related expenses removed from actual operations for 2025 and $7.7 million of post-close merger related expenses added to pro forma operation for 2025.
e.	While it is anticipated that this transaction will yield opportunities for cost savings through operating synergies, these have not been incorporated into the pro forma adjustments.
f.	Income taxes were adjusted for the impact of purchase accounting adjustments and merger related expenses being subject to taxability and tax deductibility at Bank First’s estimated statutory effective tax rate of 21%.
g.	1,382,940 shares of BFC were issued to Centre 1 shareholders as part of consideration.